As filed with the Securities and Exchange Commission on October __, 2000

Registration No. 333-____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

______________________

MANNATECH, INCORPORATED
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	75-2508900 (I.R.S. Employer Identification Number)
600 S. Royal Lane, Suite 200 Coppell, Texas (Address of Principal Executive Offices)	75019 (Zip Code)

MANNATECH, INCORPORATED
2000 Stock Option Plan
(Full title of the plan)

Robert M. Henry
600 S. Royal Lane, Suite 200
Coppell, Texas 75019
(Name and address of agent for service)

(972) 471-7400
(Telephone number, including area code, of agent for service)

____________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.0001 per share. . . . . . . . .	2,000,000	$2.34375	$4,687,500	$1,238

(1)	Represents 2,000,000 shares of our common stock subject to options issued under the 2000 Stock Option Plan.
(2)

Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and calculated based on the average of the high and low price of our common stock, as reported on the Nasdaq National Market System on October 6, 2000.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The documents constituting Part I of this Registration Statement on Form S-8 (this "Registration Statement") will be sent or given to employees and directors of Mannatech, Incorporated ("Mannatech") as specified by Rule 428(b)(1)(i) promulgated under the Securities Act of 1933 as amended (the "Securities Act").

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

          The following documents, previously filed by Mannatech with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in this Registration Statement:

a)

Mannatech's Annual Report on Form 10-K (File No. 000-24657) for the fiscal year ended December 31, 1999 as filed with the Commission on March 30, 2000, which contains audited financial statements for the fiscal year ended December 31, 1999.

b)	Mannatech's Proxy Statement (File No. 000-24657) as filed with the Commission on May 10, 2000.
c)	Mannatech's Current Report on Form 8-K (File No. 000-24657) as filed with the Commission on May 12, 2000.
d)	Mannatech's Quarterly Report on Form 10-Q (File No. 000-24657) for the fiscal quarter ended March 31, 2000 filed with the Commission on May 15, 2000.
e)	Mannatech's Quarterly Report on Form 10-Q (File No. 000-24657) for the fiscal quarter ended June 30, 2000 filed with the Commission on August 14, 2000.
e)

The description of our common stock contained in Part I, Item 9 of our Registration Statement on Form S-1 (No. 333-78359) filed with the Commission on May 13, 1999, as amended by Amendment No. 1 thereto filed with the Commission on August 10, 1999.

          No other reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have been due or filed since the end of the fiscal year covered by the Form 10-K referred to in (a) above. All documents subsequently filed by Mannatech pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

          Not applicable.

Item 5.  Interests of Named Experts and Counsel.

          Not applicable.

Item 6.  Indemnification of Directors and Officers.

          Mannatech, a Texas corporation, is empowered by Article 2.02-1 of the Texas Business Corporation Act (the "TBCA"), subject to certain procedures and limitations, to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending, or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise or similar taxes), fines, settlements and reasonable expenses (including court costs and attorney' fees) actually incurred by the person in connection with the threatened, pending, or completed action, suit or proceeding. Mannatech is required by Article 2.02-1 to indemnify a director or officer against reasonable expense (including court costs and attorneys' fees) incurred by him in connection with a threatened, pending, or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification to this provision is not exclusive of other rights of indemnification to which a person may be entitled under Mannatech's Articles of Incorporation or any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. Mannatech's amended and restated Bylaws provide for indemnification by Mannatech of its directors and officers to the fullest extent permitted by the TBCA. In addition according to Articles 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, Mannatech has provided in its Articles that, a director of Mannatech shall not be liable to Mannatech or its shareholders for monetary damages for an act or omission in a director's capacity as a director of Mannatech.

          Furthermore, Mannatech has entered into individual indemnification agreements with each of its directors that contractually obligates them to provide indemnification to the directors for liabilities that may be incurred in the performance of their duties and insurance or self-insurance in lieu thereof.

Item 7.  Exemption from Registration Claimed.

          Not applicable.

Item 8.  Exhibits.

          See Index to Exhibits, attached hereto on page I-1.

Item 9.  Undertakings.

a.)	Mannatech, the undersigned hereby undertakes:
1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.)

Mannatech, the undersigned, hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Mannatech's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Mannatech pursuant to the foregoing provisions, or otherwise, Mannatech has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mannatech of expenses incurred or paid by a director, officer or controlling person of Mannatech in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Mannatech will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, Mannatech certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 9th day of October, 2000.

MANNATECH, INCORPORATED
By: /s/ Robert M. Henry ____________________ Robert M. Henry Chief Executive Officer

POWER OF ATTORNEY

          The undersigned directors and officers of Mannatech, Incorporated hereby constitute and appoint Robert M. Henry, our true and lawful attorney-in-fact and agent with full power of substitution and resubstitution to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith the Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert M. Henry _____________________ Robert M. Henry	Chief Executive Officer (Principal Executive Officer) and Director	October 9, 2000
/s/ Charles E. Fioretti ______________________ Charles E. Fioretti	Chairman of the Board	October 9, 2000
/s/ Terry L. Persinger ______________________ Terry L. Persinger	President and Director	October 9, 2000
/s/ Stephen D. Fenstermacher ______________________ Stephen D. Fenstermacher	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	October 9, 2000
/s/ Samuel L. Caster _____________________ Samuel L. Caster	Director	October 9, 2000
/s/ Steven A. Barker _____________________ Steven A. Barker	Director	October 9, 2000
/s/ James M. Doyle Jr. _____________________ James M. Doyle Jr.	Director	October 9, 2000
/s/ Anthony E. Canale _____________________ Anthony E. Canale	Director	October 9, 2000

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits
4.1	-	2000 Stock Option Plan dated June 19, 2000, incorporated herein by reference to Appendix A to Mannatech's Form DEF 14A (File No. 000-24657) filed with the Commission on May 10, 2000.
4.2	-

Specimen Certificate representing shares of our common stock, par value $0.0001 per share, incorporated herein by reference to Exhibit 4.1 to Mannatech's Amendment No. 1 to Form S-1 (File No. 333-63133) filed with the Commission on October 28, 1998.

5*	-	Opinion and Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
23.1*	-	Consent of PricewaterhouseCoopers LLP.
23.3*	-	Consent of Akin, Gump, Strauss, Hauer & Feld L.L.P. (included in its opinion filed as Exhibit 5 to this Registration Statement).
24*	-	Power of Attorney (included on signature page of this Registration Statement).

* Filed herewith